Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbia Equity Trust, Inc.

We have audited the accompanying statement of revenues and certain expenses of the property known as Oakton Corporate Center (“Oakton”) for the year ended December 31, 2004. This financial statement is the responsibility of Oakton’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. Oakton has determined it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Oakton’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Material amounts, as described in Note 1 to the statement of revenues and certain expenses, that would not be directly attributable to future operating results of Oakton are excluded, and the financial statement is not intended to be a complete presentation of Oakton’s revenues and expenses.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses of Oakton for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Fitzgerald, Snyder & Co., P.C.

McLean, Virginia
February 20, 2006

OAKTON CORPORATE CENTER
STATEMENTS OF REVENUES AND CERTAIN EXPENSES

		For the Nine
	Year Ended	Months Ended
	December 31, 2004	September 30, 2005
		(Unaudited)
Revenues
Rental	$1,735,101	$1,277,734
Tenant reimbursements and other revenue	86,884	74,217

Total revenues	1,821,985	1,351,951
Certain expenses
Property operating	434,657	359,927
Property operating paid to related party	149,149	127,026
General and administrative	5,786	5,291

Total certain expenses	589,592	492,244
Revenues in excess of certain expenses	$1,232,393	$859,707

See accompanying Notes to Statements of Revenues and Certain Expenses.

OAKTON CORPORATE CENTER
NOTES TO STATEMENTS OF REVENUES
AND CERTAIN EXPENSES

1. Basis of Presentation

The accompanying statements of revenue and certain expenses relate to the operations of the property commonly referred to as Oakton Corporate Center (“Oakton”). This property was acquired on December 9, 2005 by Columbia Equity Trust, Inc. Oakton is a three story commercial office building of approximately 65,000 square feet, located in Oakton, Virginia.

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of Oakton for the year ended December 31, 2004 and the nine months ended September 30, 2005 due to the exclusion of certain expenses. As a result, the amounts reported in the accompanying statements are not comparable to those expected to be incurred by the Company in the proposed future operations of Oakton. Material amounts that would not be directly attributable to future operating results of Oakton are excluded, and the financial statements are not intended to be a complete presentation of Oakton’s revenues and expenses. Items excluded consist of depreciation and interest income and expense.

2. Summary of Significant Accounting Policies

(a)	Revenue Recognition

Rental revenue is recognized on a straight-line basis over the terms of the respective leases, including any free rent periods, regardless of when payments are due. Tenant incentives that are deemed to be rent concessions are deferred and amortized as a reduction of rent over the term of the respective leases, including any free rent periods. The excess of rental revenue recognized over amounts contractually due pursuant to the underlying leases was approximately $114,000 for the year ended December 31, 2004 and $39,000 for the nine months ended September 30, 2005 (unaudited). The lease agreements contain provisions that provide for additional rentals based on reimbursement of the tenants’ share of real estate taxes and certain common area maintenance costs. These revenues are recognized in the period the applicable expenses are incurred.

(b)	Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

3. Minimum Future Rentals

Oakton leases office space to tenants under various noncancelable operating leases. Leases on space in the office building provide for future minimum rentals plus provisions for escalations in the event of increased operating costs and real estate taxes (additional rentals). Minimum future rentals on the noncancelable operating leases with original maturities which extend for more than one year as of December 31, 2004 are as follows.

Years Ending
December 31,
2005	$1,657,906
2006	1,616,675
2007	1,364,810
2008	1,229,570
2009	1,265,344
Thereafter	2,737,260

$9,871,565

The above amounts do not reflect additional rentals that may be required by the leases, which are shown as tenant reimbursements in the statements of revenues and certain expenses.

4. Concentration of Credit Risk

Oakton is located in the Greater Washington, D.C. metropolitan area. The ability of the tenants to honor the terms of their leases is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate. Two tenants constituted 90.4% and 92.2% of rental revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005 (unaudited), respectively.

5. Related Party Transactions

Property operating expenses include property and asset management fees paid to the former owner, or parties related to the former owner, in the amounts of $95,799 and $78,309 for the year ended December 31, 2004 and the nine months ended September 30 (unaudited), respectively. Also included in property operating expenses are payments to the former owner of $53,350 and $48,717 for administrative and property engineer services provided by employees of the former owner for the year ended December 31, 2004 and the nine months ended September 30, 2005 (unaudited), respectively.

6. Unaudited Interim Financial Information

The statement of revenues and certain expenses for the period January 1, 2005 to September 30, 2005 is unaudited. In the opinion of management, this financial statement reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of the interim period. The operating results of the interim period are not necessarily indicative of the results that may be expected for a full year.